Mercurius Biorefining, Inc

Developing technology that will be the lowest cost conversion process to turn biomass into drop-in jet fuel and diesel.

Invest $99.00 minimum investment

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, Inc.

Invest

Introducing Mercurius Biorefining, Inc

Mercurius is developing and scaling up REACH technology, the low cost process to turn biomass into jet fuel and diesel. REACH stands for Renewable Acid-hydrolysis Condensation Hydrotreating and is inherently more capital efficient than competing technologies. We believe REACH will be a very important climate change mitigation technology in the very near future.

Through a process of novel applications of existing technology, Mercurius is developing a non-fermentation, non-alcohol based, “faster ~cheaper~ better” method of producing profitable drop-in biofuels. Mercurius uses a proprietary, patent pending technology called Renewable Acid-hydrolysis Condensation Hydrotreating (“REACH”) to make profitable drop-in hydrocarbon liquid fuels.

Mercurius simultaneously addresses five key issues:

1. The urgent need for a reliable, economic, scalable, domestic drop-in biofuel;
2. The production of biofuels within a highly profitable business platform;
3. The ongoing need to produce biofuels from non-food biomass feedstocks;
4. The reduction of economically unsustainable dependency on foreign oil;
5. The production of fuels with a near carbon neutral method.

The Mercurius hydrocarbon diesel and jet fuel will be drop-in compatible with existing fuel infrastructure. It can also produce a diesel range, high cetane additive for diesel blenders. In addition, Mercurius will produce high-value, specialty chemical products including: furfural, formic acid, and ethyl levulinate. The market for liquid fuels is the single largest addressable commodity market within the U.S. economy. Total liquid fuels sales in the US are over 200 billion gallons / year. The minimum addressable market for Mercurius' domestic biofuel products is defined by federal government mandates. The Renewable Fuel Standard 2 (RFS2) has certain mandates for gallons of advanced biofuels to be sold in 2013, ramping up to 21 billion gallons in 2022. At $4/gallon wholesale value these volumes produce $84 billion in revenue by 2022. Outside of mandates, the Department of Defense has indicated a desire to rapidly decrease its dependence on petroleum based fuels for both the Navy and the US Air Force and stands to be a major customer for Mercurius. Many commercial airlines are also seeking renewable alternatives and will be potential customers. With superior production and cost structures, Mercurius will be well positioned to capture significant market share.

Investment Considerations

- Superior economics

We believe Mercurius has the technology and processes that will make the production of cellulosic biofuels profitable while meeting the needs of the diesel and jet fuel markets and satisfying government requirements. Management estimates there to be a 2-3x cost advantage over competing technologies both as to capital costs as well as an advantage in operating costs.

- Selected by Department of Energy for funding

Due to the promise of its technology, Mercurius was awarded $4.6 million in matching funds by the DOE to build its 10 MTPD pilot plant for the production of drop-in jet fuel and diesel, beating out numerous others in a highly competitive landscape. Update: Nearly $1.0 million of the grant funds was used to greatly improve the back-up data and optimization of multiple steps of the REACH process. The DOE grant is no longer active. Proven, proprietary, patent-pending process that uses well known processes. The REACH technology is proven on a bench scale and is a proprietary, patented processing system. The two major steps in REACH use, in part, well known systems: one used by the paper and pulp industry and the other by petroleum refineries. REACH does not involve fermentation or alcohol production.

- Built-in demand

Congress has mandated that certain quantities of biofuels be produced by certain deadlines and thus far, suppliers of cellulosic biofuels have fallen far short. In addition to supplying fuel to meet these requirements, the Department of Defense stands as a ready customer for Mercurius' fuels.

- Ready customers for Mercurius

Both the U.S. Navy and the Air Force have publicly stated that they will purchase cellulosic drop-in fuels as soon as they become commercially available and the DOD has committed to having 50% of all its fuel be non-petroleum by 2020. At the same time, airlines, shipping and freight companies are all expressing a desire to have access to alternative renewable fuels that do not compete with food stocks.

- Low-cost inputs and competitive pricing

The processes used by Mercurius allow for a variety of biomass inputs which gives the Company great flexibility to choose among various cellulosic feed stocks (corn stover, switch grass, wood chips) that are in abundant supply and low in cost. Importantly, these are not food stocks, so do not compete for these commodities or impact their prices. Due to its processes, Mercurius expects to be competitively priced relative to petroleum equivalents.

- Faster and less "finicky" than competitors

The REACH technology is significantly faster than fermentation – taking 2-3 hours versus 2 days. While a few other methods (pyrolysis and gasification) are faster than REACH – they also must handle much higher volumes which require significantly higher capital investment/gallon. REACH is more robust than other processes with little sensitivity to impurities in feedstocks and with no use of delicate enzymes or bacteria. Experienced management team. Mercurius is led by Karl Seck, a chemical engineer with over 30 years of experience as a process engineer in the petroleum industry. He is supported by a team of professionals with backgrounds in biofuel co-product development, risk management, business development and start-up scale-ups.

Learn more about Mercurius Biorefining, Inc at mercuriusbiorefining.com.

Be a Part of Mercurius Biorefining, Inc

This is a side-by-side offering of Common Stock (94311600 available), under registration exemptions 4(a)(6) and 506(c), in Mercurius Biorefining, Inc. Up to $1,069,999.50 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by April 30, 2019 at 11:59pm ET. If the total doesn't reach its *target*, then your money will be refunded. Mercurius Biorefining, Inc may issue additional securities to raise up to $1,500,000, the offering's *maximum*.

$2,900 raised

$10,000 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

6,688,400 shares × $1.50 per share
= $10,032,600 implied valuation

Financials

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

Mercurius Biorefining, Inc's SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this side-by-side offering with investors.

- Form C on November 29, 2018

Ask Mercurius Biorefining, Inc a Question

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.